Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

TO BE RELEASED:

9:00 a.m., Monday, October 19, 2009

S&T Bancorp, Inc. Announces Results

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced net income of $7.7 million or $0.28 diluted earnings per share for the quarter ended September 30, 2009 compared to net income of $15.7 million or $0.57 diluted earnings per share for the quarter ended September 30, 2008. The decrease in net income and earnings per share for the third quarter 2009 is primarily due to higher provision for loan losses, increased Federal Deposit Insurance Corporation (FDIC) premiums and other-than-temporary impairments for equity investments. For the nine months ending September 30, 2009, the net loss was $5.6 million or ($0.20) diluted earnings per share.

Todd D. Brice, president and chief executive officer, commented, "We continue to make significant progress working through the difficult economic environment and resulting credit cycle. Aggressively addressing the credit stress in our commercial loan portfolio, the building of the allowance for loan losses and maintaining a strong capital position will allow us to successfully work through this challenging period."

During the third quarter of 2009, net charged-off loans were $5.4 million. The most significant charged-off loans were:

  $2.9 million on two Florida lot development projects. The outstanding balance of this relationship totals $16.4 million, including the residual balance of the Florida exposure of $3.7 million on five Florida lot development projects. The Florida exposure is in nonperforming loan status and has been charged down to current market valuations based on updated real estate appraisals. The balance of the relationship is associated with lot development activity in western Pennsylvania and is currently performing.
  $0.6 million for a multi-family development project in western Pennsylvania. This charge is associated with the transfer of $2.7 million to other real estate owned following a foreclosure.
  $0.6 million for a retail sales company that discontinued operations due to cash flow problems. There are no residual balances for this relationship.

The provision for loan losses was $8.4 million, $32.2 million and $21.4 million for the quarters ending September 30, 2009, June 30, 2009 and March 31, 2009, respectively. The allowance for loan losses to total loans for the same periods was 1.77 percent, 1.67 percent and 1.70 percent, respectively. Included in the $60.9 million allowance for loan losses is $17.9 million of specific reserves for nonperforming and other troubled loans as of September 30, 2009. In addition, the reserve for unfunded commitments, classified separately from the allowance for loan losses in other liabilities, was $3.9 million at September 30, 2009. Also during the first nine months of 2009, net charge-offs were $43.8 million or 1.67 percent of average loans on an annualized basis. For the same nine-month period of 2008, net charge-offs were $3.8 million or 0.16 percent of average loans on an annualized basis.

Nonperforming loans totaled $86.5 million at September 30, 2009 compared to $71.4 million and $92.0 million as of June 30, 2009 and March 31, 2009, respectively. The nonperforming loans to total loans for the same periods were 2.51 percent, 2.06 percent and 2.62 percent, respectively. The most significant components of nonperforming loans at September 30, 2009 included:

  $16.9 million for three commercial real estate projects in the New York and Connecticut regions. Projects include undeveloped land, mixed-use commercial properties and a new condominium project. Specific reserves of $6.2 million have been established for these projects.
  An $11.5 million mixed-use, redevelopment loan located in western Pennsylvania placed into nonperforming status during the third quarter of 2009. Collateral includes real estate, a United States Department of Agriculture guaranty, a letter of credit from another financial institution and personal guarantees of the developer. A $1.5 million specific reserve has been established for this relationship pending receipt of updated appraisals. In addition, a $0.6 million charge was incurred in the third quarter 2009 in noninterest income for additional credit exposure on a swap asset from the same borrower.
  A $7.5 million commercial real estate relationship consisting of multiple retail projects in Pennsylvania. A $0.6 million specific reserve has been established.
  $3.3 million of residual values on remaining collateral for Florida lot development. Collateral values are believed to approximate current market values.

Brice commented, "Troubled commercial credits continue to be a challenge in this economy, but our philosophy is to deal with them quickly, conservatively and transparently. While we have been dealing with stresses in our commercial loan portfolio, we are fortunate that our residential mortgage and home equity portfolios continue to perform relatively well as a result of traditionally conservative underwriting and the avoidance of any subprime loan products."

Net interest income on a fully taxable equivalent basis decreased by $2.4 million, or 6 percent, to $38.1 million for the third quarter of 2009, as compared to the same period of 2008. The decline in net interest income for the third quarter 2009, as compared to the same period of 2008, was the result of lower earning asset levels, reduced net interest margin and higher delinquent interest. For the nine months ending September 30, 2009 and 2008, respectively, net interest income on a fully taxable equivalent basis increased $6.3 million or 6 percent. Net interest income for the nine months of 2009, as compared to the same period of 2008, benefited from the IBT acquisition in the second quarter of 2008, and was negatively impacted by higher delinquent interest and lower net interest margin. The net interest margin on a fully taxable equivalent basis was 3.94 percent, 3.86 percent and 4.07 percent for the quarters ending September 30, 2009, June 30, 2009 and September 30, 2008, respectively.

Earning assets have decreased $208.6 million over the past nine months, primarily due to decreased commercial loan demand and balance sheet deleveraging activities that allow maturing investment securities to reduce borrowings. Residential mortgage and home equity loan applications have achieved record levels during the first nine months of 2009 as consumers took advantage of lower interest rates. $120.7 million of residential mortgage loans and $104.5 million of home equity loans were originated during the year-to-date period ending September 30, 2009. Most of the new residential mortgage loans are sold to FNMA in order to minimize the interest rate risk associated with long-term mortgages.

Deposits increased $51.4 million during the nine-month period primarily due to a $73.6 million increase in demand deposits. Brice added, "The increase in demand deposits is especially encouraging since this has been an area of strategic focus for us in order to deepen our relationship banking philosophy with both commercial and retail customers."

Noninterest income, excluding investment security losses, decreased $0.3 million, or 3 percent, for the third quarter of 2009 as compared to the third quarter of 2008. Third quarter 2009 noninterest income was adversely affected by the aforementioned $0.6 million charge for a troubled commercial loan interest rate swap. For the nine-month period ending September 30, 2009, as compared to the same period in 2008, noninterest income, excluding investment security losses, increased $3.0 million, or 10 percent. The nine-month increases are primarily due to record performances in mortgage banking activities, strong debit/credit card revenues and higher deposit fees. Positively affecting debit/credit card revenues and deposit fees was the increased customer base resulting from the IBT merger in the second quarter 2008, as well as organic expansion of demand deposit accounts.

Net investment security losses for the third quarter of 2009 were $2.1 million. The investment security losses for the third quarter of 2009 are primarily due to an other-than-temporary impairment charge for seven equity holdings. The equity securities portfolio has a market value of $12.9 million and net unrealized losses of $0.2 million as of September 30, 2009, as compared to $12.5 million and $2.7 million, respectively, at June 30, 2009.

Noninterest expense increased $2.5 million, or 11 percent, for the third quarter of 2009, as compared to the third quarter 2008 period. For the nine-month period ending September 30, 2009, as compared to the same period in 2008, noninterest expense increased $20.4 million, or 32 percent. Significant factors contributing to these increases are higher staff levels, infrastructure costs and core deposit intangible amortization related to the IBT merger, FDIC insurance premiums and surcharges, pension expense, reserve for unfunded loan commitments, other-than-temporary impairment charges for affordable housing partnerships and legal and consulting costs for troubled loans.

On January 16, 2009, S&T received $108.7 million of funds from the U.S. Treasury's Capital Purchase Program through the issuance of preferred stock and warrants for common stock. The purpose of the government program was to promote lending by healthy banks to individuals and businesses in order to stimulate the economy. Dividends and amortization associated with this preferred stock were $4.4 million for the nine-month period ending September 30, 2009. Brice commented, "Participation in the Capital Purchase Program was a difficult decision for S&T since we were already designated as "well capitalized" by regulatory guidelines. While the additional capital is comforting during these times, our intention is to obtain regulatory approval for returning these funds in the most shareholder-friendly manner possible once a positive direction in the economy becomes more clear." S&T's capital ratios for leverage, Total, Tier I and tangible common capital to tangible assets at September 30, 2009 were 9.92 percent, 14.86 percent, 11.57 percent and 6.48 percent, respectively.

 S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.15 per share on September 21, 2009 which is payable on October 23, 2009 to shareholders of record as of September 30, 2009. This dividend represents a 5 percent projected annual yield utilizing the September 30, 2009 closing market price of $12.96. Also on September 21, 2009, the S&T Bancorp, Inc. Board of Directors approved a change in timing of the declaration and payment of dividends to provide better alignment with quarterly earnings announcements effective for the fourth quarter 2009. This change will result in dividend declaration and payment dates that will be approximately 30 days later than our historical pattern, with the fourth quarter 2009 dividend announced and declared in January 2010, and payment made in February 2010.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. In addition to the results of operations presented in accordance with GAAP, S&T management uses, and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully tax-equivalent basis and operating revenue. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors' understanding of S&T's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures are presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.